Contact: Investor Relations
                                                 Tel: (858) 350-9566
                                                 Fax: (858) 350-0132
                                                 Email: ir@ubrandit.com
                                                 6405 Mira Mesa Blvd., Ste. #100
                                                 San Diego, CA 92121 USA
                                                 CUSIP# 90347Q105


        UBRANDIT.COM ANNOUNCES NEW DATE OF ANNUAL MEETING OF STOCKHOLDERS

San Diego, California, March 21, 2001 - - UBRANDIT.COM(TM) (AMEX:UBI), a business to business provider of branded Internet solutions, today announced that it will hold its Annual Meeting of Stockholders on April 24, 2001.

The Company had previously scheduled the meeting for March 22, 2001. The date change was made due to delays outside Company control and to allow Ubrandit.com shareholders sufficient time to consider and vote on the proposals that will be included in the proxy. The proxy statement is currently being printed and will be sent to all Ubrandit.com shareholders shortly.

The Annual Meeting will provide Ubrandit.com stockholders the opportunity to consider and vote on the following proposals: The election of six directors to Ubrandit.com's Board of Directors; the ratification of the appointment of BDO Seidman LLP to serve as Ubrandit.com's auditors; and the approval of the merger of a wholly owned subsidiary of Ubrandit.com with and into Mindtronics Corporation, a diversified research and development company specializing in leading edge technology for the international market.

Ubrandit.com stockholders will also have the opportunity to consider and vote on the approval of amendments to the Articles of Incorporation of Ubrandit.com to
(1) increase the total number of authorized shares of Common Stock; (2) authorize the creation of "blank check" Preferred Stock; (3) provide for a staggered board of directors; and (4) eliminate personal liability of directors and officers and providing for indemnification of such officers and directors.

Additionally, the Annual Meeting will provide for the transaction of such other business as may come properly before the Annual Meeting or any adjournment or postponement thereof. Only Ubrandit.com stockholders of record at the close of business on March 8, 2001, will be entitled to vote at the Annual Meeting.

ABOUT UBRANDIT.COM

Ubrandit.com provides co-branded Internet content and revenue-producing applications to businesses and media groups. The Company offers the following suite of co-branded products and services: Ubrandit ISP(TM), a virtual Internet Service Provider program with more than 2,300 dialup locations across North America and Europe; JungleJeff.com(TM), an eCommerce platform featuring over one million music, book, video, and DVD titles; and StockStudy.com(TM), a comprehensive financial information platform comprising North American financial market data. More information about Ubrandit.com's services is available at www.Ubrandit.com. Ubrandit.com press releases and other company news are available for e-mail delivery at http://www.Ubrandit.com/corporate/index.asp?cat=corporate.

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This release contains forward-looking statements. Investors are cautioned that any such forward-looking statements contained herein are not guarantees of future performance and involve risk and uncertainties including those inherent to a new business in the rapidly evolving and highly competitive high technology industry. We have based these forward-looking statements on information currently available and disclaim any intention or obligation to update or revise any forward-looking statement.


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